Exhibit 107

Calculation of Filing Fee Tables

Form F-3

(Form Type)

ReTo Eco-Solutions, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Type(1)	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be paid	Equity	Class A Shares, par value US$ 0.1 per share	457(c)	15,363,768	(1)	$1.395	(2)	$21,432,456.36	0.00014760	$3,163.43
		Total Offering Amounts						$21,432,456.36		$3,163.43
		Total Fees Previously Paid								$-
		Total Fees Offsets								-
		Net Fee Due								$3,163.43

(1)	Consists of 15,363,768 Class A Shares held by the selling shareholders for resale. This registration statement also includes an indeterminate number of securities that may become offered, issuable or sold to prevent dilution resulting from stock splits, stock dividends and similar transactions, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based upon the average of the high ($1.47) and low ($1.32) prices of the Class A Shares as reported on the Nasdaq Capital Market on September 18, 2024, which is a date within five (5) business days prior to the filing date of this registration statement.